Exhibit 1

British American Tobacco p.l.c. (the “Company”)

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities / person closely associated
a)	Name	David O’Reilly
2	Reason for the notification
a)	Position/status	Director, Scientific Research
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
Transaction 1
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Exercise of options under the British American Tobacco Long-Term Incentive Plan (2016 Award)
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£nil	15,154

d)	Aggregated information - Aggregated volume - Price	15,154 £nil
e)	Date of the transaction	2019-05-21
f)	Place of the transaction	London Stock Exchange (XLON)
Transaction 2
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Sale of shares to meet tax liability arising on exercise of Long-Term Incentive Plan options
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£29.97	7,279

d)	Aggregated information - Aggregated volume - Price	7,279 £29.97
e)	Date of the transaction	2019-05-21
f)	Place of the transaction	London Stock Exchange (XLON)

Name of officer of issuer responsible for making notification: Sophie Kerr Date of notification: 23 May 2019